UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2015

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of Principal Executive Offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On September 11, 2015, Brady Corporation (the "Company") issued a press release announcing its fiscal 2015 fourth quarter financial results. A copy of the press release announcing the fourth quarter financial results is being furnished to the Securities and Exchange Commission as Exhibit 99.1 attached hereto and is incorporated herein by reference.

Item 2.06	MATERIAL IMPAIRMENTS

On September 9, 2015, the Board of Directors of the Company concluded that under generally accepted accounting principles a material charge of approximately $47 million for impairment of goodwill and other long-lived assets primarily within its Workplace Safety APAC and Workplace Safety Americas reporting units will be recorded in the Company’s fourth fiscal quarter ended July 31, 2015. This non-cash impairment charge does not impact the Company’s future cash flow, liquidity, or compliance with its debt covenants in various agreements.

The Workplace Safety APAC reporting unit consists entirely of the Company’s business located in Australia and had goodwill of approximately $26 million at the annual impairment assessment date of May 1, 2015. Organic sales declined in the mid-single digits in fiscal 2015 primarily due to a decline in economic conditions in the reporting unit’s focused industries. Management believes that the investments in digital and the current strategy will result in sales growth and improved profitability over the long-term; however, improved financial performance in this reporting unit may take several years. As such, the Company’s annual goodwill impairment test performed as of May 1, 2015, incorporated revised assumptions for the Workplace Safety APAC reporting unit and resulted in an impairment of approximately $26 million in goodwill and approximately $10 million in other long-lived assets during the three months ended July 31, 2015.

The Workplace Safety Americas reporting unit had goodwill of approximately $11 million at the annual impairment assessment date. Organic sales declined in the low-single digits in fiscal 2015 primarily due to a decline in sales through the traditional catalog model. The business has improved many of its digital capabilities over the past two years and has realized online sales growth; however, sales through the traditional catalog model have decreased at a greater rate than the increase in online sales. Management believes that the investments in digital and the current strategy will result in sales growth and improved profitability over the long-term; however, improved financial performance in this reporting unit may take several years. As such, the Company concluded that the annual goodwill impairment test resulted in an impairment of approximately $11 million in goodwill during the three months ended July 31, 2015.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 9, 2015, the Management Development and Compensation Committee of the Board of Directors of the Company approved a change of control agreement for Aaron J. Pearce, Senior Vice President and Chief Financial Officer of the Company. The change of control agreement will be in a form substantially the same as the change of control agreements entered into by other executive officers of the Company, and will provide that in the event of a qualifying termination following a change of control, he would receive payment of two times base salary and two times the average bonus payment received in the three years immediately prior to the date of the change of control.

Item 7.01	REGULATION FD DISCLOSURE

On September 11, 2015, the Company hosted a conference call related to its fiscal 2015 fourth quarter financial results. A copy of the slides referenced in the conference call, which is also posted on the Corporation’s website, is being furnished to the Securities and Exchange Commission as Exhibit 99.3 attached hereto and is incorporated herein by reference.

Item 8.01	OTHER EVENTS

Increase in Annual Dividend

On September 10, 2015, the Company announced that its Board of Directors had increased the annual cash dividend on its Class A Common Stock from $0.80 to $0.81 per share. A quarterly dividend in the amount of $0.2025 per share will be paid on October 30, 2015, to shareholders of record as of the close of business on October 9, 2015. A copy of the press release regarding the dividend is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Share Repurchase Program

On September 11, 2015, the Corporation announced that its Board of Directors authorized a share buyback program for up to 1,033,758 million shares of the Corporation’s Class A Common Stock. The share repurchase plan may be implemented from time to time on the open market or in privately negotiated transactions. The repurchased shares will be available for use in connection with the Corporation’s stock-based plans and for other corporate purposes. The share buyback program was described in a press release issued by the Company in connection with its fiscal 2015 fourth quarter financial results, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as Exhibits to this Report.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release of Brady Corporation, dated September 11, 2015, relating to fourth quarter fiscal 2015 financial results.
99.2	Press Release of Brady Corporation, dated September 10, 2015, relating to increase in quarterly dividend.
99.3	Informational slides provided by Brady Corporation, dated September 11, 2015, relating to fourth quarter fiscal 2015 financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: September 11, 2015	/s/ AARON J. PEARCE
Aaron J. Pearce
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release of Brady Corporation, dated September 11, 2015, relating to fourth quarter fiscal 2015 financial results.
99.2	Press Release of Brady Corporation, dated September 10, 2015, relating to increase in quarterly dividend.
99.3	Informational slides provided by Brady Corporation, dated September 11, 2015, relating to fourth quarter fiscal 2015 financial results.